UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): December 21, 2007

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7852	94-0777139
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201
(Address of principal executive offices and zip code)

(503) 228-9161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

                       On December 21, 2007, Pope & Talbot, Inc. (the “Company”) and its wholly-owned Canadian subsidiary, Pope & Talbot Ltd., entered into the First Amendment and Waiver to Debtor-in-Possession Credit and Security Agreement (the “First Amendment”), effective as of December 20, 2007, with Ableco Finance LLC, Wells Fargo Financial Corporation Canada and the other lenders under the Debtor-in-Possession Credit and Security Agreement (the “DIP Agreement”), in order to conform the DIP Agreement to the final order entered into by the U.S. Bankruptcy Court in respect of the Chapter 11 proceedings on December 7, 2007. The lenders under the DIP Agreement are the same parties as the lenders under the Company’s prior senior secured credit agreement. The First Amendment amends the DIP Agreement to provide one business day’s grace period in respect of the requirements to deliver variance reports to lenders. Under the First Amendment, the lenders also waive any default or event of default under Section 8(a)(a) of the DIP Agreement resulting from the occurrence of a material adverse deviation from the budget during certain prior periods with respect to disbursements for professional fees, chemicals, and utilities/energy set forth in the budget.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

4.1

First Amendment and Waiver to Debtor-in-Possession Credit and Security Agreement, dated as of December 20, 2007, among Pope & Talbot, Inc., Pope & Talbot Ltd., Ableco Finance LLC, Wells Fargo Financial Corporation Canada and the other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on December 28, 2007.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
Name: R. Neil Stuart Title: Vice President and Chief Financial Officer